Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

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                        Europa Cruises Corporation
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            (Name of Registrant as Specified in Its Charter)


  Brian D'Isernia, Vance P. Shaw, O. Glenn Williams and Jerry Chalmers McCall
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            (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
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        Rule 14a-6(i)(3).
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            PLEASE SIGN, DATE AND RETURN THE BLUE PROXY CARD


To the Shareholders of Europa Cruises Corporation:

     Deborah Vitale is up to her old tricks. She's blaming others for the poor performance of your Company's stock and attacking our nominees for refusing to serve on the Board of Directors while she manages the Company.

     Ms. Vitale appears to believe that Brian D'Isernia's stock sales and last year's proxy contest are responsible for the Company's poor stock price performance. Let's face the truth. If the Company had not been losing money or had reasonable prospects for future earnings, the stock price would not be where it is today. As we all know, it's earnings and expectations for the future of your Company that drive the stock price, and the Company has had little to show in that area in recent periods. Ms. Vitale states that she is "unaware of any period of time in which the operating position of this Company has ever been stronger." This is little comfort when the Company reported in its Quarterly Report for the quarter ended March 31, 1998 that it has a working capital deficiency of approximately $5,770,107. At March 31, 1998, the Company's current liabilities exceeded cash and cash equivalents and accounts receivable by $590,050. Is this the best that Ms. Vitale can say about the operation of the Company? Why doesn't she tell us what she's done for shareholders and what she's going to do to return our Company to profitability? And while she's at it, why doesn't Ms. Vitale explain why she received a $50,000 bonus and what happened to the other officers of the Company. We are still waiting to hear something positive about our Company.

     We trust that you can see through Ms. Vitale's senseless attack on our nominees. What counts in a director is his or her willingness to serve the Company, to share experience, expertise and contacts and to provide competent oversight of management. Jan Thurman is an experienced attorney and Vance Shaw is a successful investment professional. We believe they will be assets to the Company. Ms. Vitale questions whether Mr. Thurman or Mr. Shaw have ever run a cruise-to-nowhere business, a marine operation or a casino operation. But look at management's nominees: John Duber is a consultant in the trucking industry; Paul DeMattia owns and operates a specialized delivery service; Gregory Harrison is a consulting forensic engineer. According to the Company's proxy statement, it appears that these individuals never had any experience with the cruise, marine or casino business before they became affiliated with the Company and that Mr. Duber and Mr. Harrison have no management experience whatsoever. It also appears that Ms. Vitale had no prior management experience before coming to Europa and we think her lack of experience is contributing to the Company's problems. Ms. Vitale questions our nominees' connection to the Company, but our nominees own in the aggregate more shares than the current Board of Directors.

     Ms. Vitale's criticism of Brian D'Isernia and Jerry McCall is also misguided. They sold stock because they lost faith in Ms. Vitale's leadership of the Company and they disassociated themselves from the Board of Directors for the same reason. And these are not the only people who have resigned from the Board of Directors in the last few years in conflict with Ms. Vitale.
Now, rather than giving up on their remaining investment, Mr. D'Isernia and Mr. McCall have decided that

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the better course of action is to remove the existing Board of Directors and to attempt to return the Company to profitability.

     Ms. Vitale attacks our plan by focusing on our pledge to communicate with shareholders. Since when is communicating with shareholders such a terrible thing. As we said in our proxy statement, we are going to perform a thorough review of the operations of the Company to determine its future direction. It's ridiculous to think that we could formulate a detailed plan based solely on the information available in the Company's public reports. We need to physically inspect the boats and perform a detailed analysis of revenues and expenses for the cruise operation and we need to review the studies and projections for the development of the Diamondhead, Mississippi property. We will move quickly to take these actions and chart a course for the Company.

     Please join us in removing the current Board of Directors and working to return our Company to profitability. If you have not already done so, please sign, date and return your BLUE proxy card(s) today. If you have already voted a WHITE proxy card, you have every right to change your vote by signing, dating and returning your BLUE proxy card. If you own your shares in street name (i.e., in the name of a brokerage firm) please call your broker to expedite the voting of your shares.

                         Sincerely,



                         The Coalition of Concerned Shareholders
                         of Europa Cruises Corporation

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